Exhibit 99.1

Contact

Linda Lennox

Lantheus Medical Imaging

Office: 978-671-8854

Cell: 978-995-5698

Lantheus Medical Imaging Announces
Expiration of Consent Solicitation and Receipt of Requisite Consents

N. Billerica, Mass., March 16, 2011 — Lantheus Medical Imaging, Inc. (“Lantheus”) today announced that Lantheus’ previously announced consent solicitation (the “Solicitation”), with respect to a proposed amendment to the indenture (the “Indenture”) governing the company’s outstanding $250 million in aggregate principal amount of 9.750% Senior Notes due 2017 (the “Notes”), expired at 5:00 p.m., New York City time, on March 14, 2011 (the “Expiration Time”). As of the Expiration Time, $250 million aggregate principal amount of the Notes, representing 100% of the aggregate principal amount of Notes outstanding, validly delivered a duly executed consent (the “Consent”) for the proposed amendment. The consents received exceed the number needed to approve the proposed amendment to the Indenture.

As part of the Solicitation, Lantheus will make a cash payment (the “Consent Payment”) of $15 per $1,000 in principal amount of Notes to each Holder who has validly delivered a Consent on or prior to the Expiration Time and who has not revoked that Consent prior to the Expiration Time in accordance with the procedures described in the Consent Solicitation Statement (the “Solicitation Statement”). Lantheus’ obligation to make the Consent Payment is contingent upon, among other things, satisfaction or waiver, where possible, of the conditions described in the Solicitation Statement. The Consent Payment will be paid promptly following the satisfaction of the conditions outlined in the Solicitation Statement.

About Lantheus Medical Imaging, Inc.

Lantheus Medical Imaging, Inc., a worldwide leader in diagnostic medicine for more than 50 years, is dedicated to creating and providing pioneering medical imaging solutions to improve the treatment of human disease. The Company’s proven success in discovering, developing and marketing innovative medical imaging agents provides a strong platform from which to bring forward breakthrough new tools for the diagnosis and management of disease. Lantheus imaging products include the echocardiography contrast agent DEFINITY® Vial for (Perflutren Lipid Microsphere) Injectable Suspension, ABLAVAR® (gadofosveset trisodium), a first-in-class magnetic resonance agent indicated for the evaluation of aortoiliac occlusive disease in adults with known or suspected peripheral vascular disease, TechneLite® (Technetium Tc99m Generator), Cardiolite® (Kit for the Preparation of Technetium Tc99m Sestamibi for Injection), and Thallium 201 (Thallous Chloride Tl 201 Injection). Lantheus has more than 650 employees worldwide with headquarters in North Billerica, Massachusetts, and offices in Puerto Rico, Canada and Australia. For more information, visit www.lantheus.com.

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that may be described from time to time in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

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